Exhibit (p)(i)

ALTSHARES TRUST

CODE OF ETHICS ADOPTED UNDER RULE 17J-1

Introduction

Officers1, Trustees, and other persons involved with the Fund are required to act with integrity and good faith, particularly when their personal interests may conflict with the Trust’s interests. Potential conflicts of interests include circumstances where Officers, Trustees, and certain other persons:

•	Know about the Trust’s present or future portfolio transactions; or

•	Have the power to influence the Trust’s portfolio transactions; and

•	Engage in securities transactions in their personal account(s).

In accordance with the requirements of Rule 17j-1 under the 1940 Act, the Trust has adopted this Code of Ethics (the “Code”) to address transactions and conduct that may create conflicts of interest, establish reporting requirements, and create enforcement procedures. The Code applies to all Access Persons of the Trust.

In addition to the regulatory reporting requirement under Rule 17j-1, the Code requires that an Access Person may not, in connection with the purchase or sale, directly or indirectly, of a Security Held or to Be Acquired by the Trust:

•	Employ any device, scheme or artifice to defraud the Trust;

•	Make any untrue statement of a material fact to the Trust or omit to state a material fact necessary in order to make the statements made to the Trust, in light of the circumstances under which they are made, not misleading;

•	Engage in any act, practice or course of business that operates or would operate as a fraud or deceit upon the Trust; or

•	Engage in any manipulative practice with respect to the Trust.

Defined Terms Used in the Code

The following are defined terms used in the Code. Other capitalized terms are defined within the Code itself.

•	1940 Act – The Investment Company Act of 1940, as amended.

1 Terms with initial capitals have the meaning ascribed to them in the “Definitions” section of this Code.

•	Access Person(s) – Any Trustee or Officer of the Trust; any person who, in connection with his or her regular functions or duties makes, participates in, or could reasonably obtain information regarding the Purchase or Sale of a Security by the Trust, or whose functions relate to the making of any recommendation with respect to the Purchase or Sale of a Security by the Trust; any natural person in a Control relationship to the Trust who obtains information concerning recommendations made to the Trust with regard to the Purchase or Sale of a Security by the Trust or any natural person in a Control relationship to the Trust who obtains non-public information concerning the addition or deletion of a Security to or from the Index.

•	Active Consideration – As used in this Code, a Security will be deemed under Active Consideration if it is being added to or removed from the Index (i) in connection with the reconstitution of the Index; or (ii) as a result of a change or a planned change to the proprietary methodology of the Index. A Security described in clause (i) above will be deemed under Active Consideration during the reconstitution of the Index -- the period commencing on the screening date of the Index in which it will be included and ending on the date that it becomes included in or removed from the Index. A Security described in clause (ii) above will be deemed under Active Consideration during the period commencing at such time as such Security can be identified as a result of the change or planned change to the methodology and up until the day in which it is added to or removed from the Index.

•	Adviser – The investment adviser to the Trust, Water Island Capital, LLC.

•	Adviser CCO – The individual designated by the Adviser to serve as its Chief Compliance Officer.

•	Automatic Investment Plan – A program in which regular trades are made automatically in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan.

•	Beneficial Ownership – Any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest in the equity securities, subject to the following:

o	The term pecuniary interest in any class of equity securities shall mean the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the subject securities.

o	The term indirect pecuniary interest in any class of equity securities shall include, but not be limited to:

▪	Securities held by members of a person’s immediate family sharing the same household; provided, however, that the presumption of such beneficial ownership may be rebutted;

▪	A general partner’s proportionate interest in the portfolio securities held by a general or limited partnership. The general partner’s proportionate interest, as evidenced by the partnership agreement in effect at the time of the transaction and the partnership's most recent financial statements, shall be the greater of:

•	The general partner’s share of the partnership’s profits, including profits attributed to any limited partnership interests held by the general partner and any other interests in profits that arise from the purchase and sale of the partnership’s portfolio securities; or

•	The general partner’s share of the partnership capital account, including the share attributable to any limited partnership interest held by the general partner.

▪	A performance-related fee, other than an asset-based fee, received by any broker, dealer, bank, insurance company, investment company, investment adviser, investment manager, trustee or person or entity performing a similar function; provided, however, that no pecuniary interest shall be present where:

•	The performance-related fee, regardless of when payable, is calculated based upon net capital gains and/or net capital appreciation generated from the portfolio or from the fiduciary’s overall performance over a period of one year or more; and

•	Equity securities of the issuer do not account for more than 10% of the market value of the portfolio. A right to a nonperformance-related fee alone shall not represent a pecuniary interest in the securities;

▪	A person’s right to dividends that is separated or separable from the underlying securities. Otherwise, a right to dividends alone shall not represent a pecuniary interest in the securities;

▪	A person’s interest in securities held by a trust; and

▪	A person’s right to acquire equity securities through the exercise or conversion of any derivative security, whether or not presently exercisable.

•	Board – The Board of Trustees of the Trust.

•	Control – The power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company. Ownership of more than 25% of a company’s outstanding voting Securities is presumed to give the holder of such Securities control over the company. The SEC may determine, however, that the facts and circumstances of a given situation that may counter this presumption.

•	CCO – The individual designated by the Board to serve as Chief Compliance Officer of the Trust.

•	Fund - The AltShares Merger Arbitrage ETF, or any series of the Trust.

•	Independent Trustee – A Trustee of the Trust who is not an “interested person” as defined in section 2(a)(19) of the 1940 Act.

•	Index – Water Island Merger Arbitrage Index.

•	Index Administrator – As used in this Code, Index Administrator shall mean the employee(s) of the Adviser ultimately responsible for the administration and operation of the Index.

•	Index Staff – As used in this Code, Index Staff shall mean those employees of the Adviser specifically designated to assist the Index Administrator in the administration and operation of the Index.

•	IPO – An initial public offering. An IPO is an offering of Securities registered under the Securities Act of 1933 (the “1933 Act”) where the issuer, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Securities Act of 1934 (the “1934 Act”).

•	Limited Offering – Also known as a private placement. An offering that is exempt from registration pursuant to sections 4(a)(2) or 4(6) of the 1933 Act, or pursuant to Rules 504, 505, or 506 of Regulation D.

•	Material Nonpublic Information – Information that (i) has not been made generally available to the public and that (ii) a reasonable investor would likely consider important in making an investment decision. Employees should consult with the CCO about any questions as to whether information constitutes Material Non-Public Information.

•	Officer – Any person lawfully elected by the Board and authorized to act on behalf of the Trust.

•	Purchase/d or Sale/Sell/Sold – For purposes of the Codes of Ethics, a Security is considered to be purchased or sold from the time such a transaction has been communicated to the person who places buy and sell orders for the Trust until the program has been fully completed or terminated.

•	Reportable Security - Any Security, except: (i) Securities accounts, as well as purchases or sales effected for or Securities held in any account, over which you have no direct or indirect influence or control; (ii) Purchases or Sales made pursuant to an Automatic Investment Plan; and (iii) Purchases or Sales of any of the following Securities: (a) direct obligations of the U.S. government; (b) bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; (c) shares issued by money market funds; (d) shares issued by open-end investment companies registered under the 1940 Act other than Fund shares; (e) holdings in a 529 plan; (f) interests in unit trusts and open-end investment companies authorized by the Financial Conduct Authority for sale in the United Kingdom, interests in unit-linked life and pension products sold in the United Kingdom, or interests in Undertakings for the Collective Investment in Transferable Securities (UCITS) sold in the European Union; and (f) Bitcoin, Ethereum, and any other cryptocurrency that the SEC, or a high-ranking official of the SEC, has concluded is not considered a “Security”.

•	Review Officer – The CCO or person designated by the CCO to review holdings and transactions reports submitted by Access Persons in accordance with the reporting provisions of the Code.

•	SEC - the U.S. Securities and Exchange Commission.

•	Security – The SEC defines the term “security” broadly to include stocks, bonds, certificates of deposit, options, interests in Private Placements, futures contracts on other securities, participations in profit-sharing agreements, and interests in oil, gas, or other mineral royalties or leases, among other things. “Security” is also defined to include any instrument commonly known as a security. Any questions about whether an instrument is a Security for purposes of the Code of Ethics should be directed to the CCO.

•	Security Held or to Be Acquired – (A) Any Security that within the most recent 15 days (i) is or has been held by the Fund; or (ii) is being or has been considered by the Fund’s Adviser for purchase by the Fund; and (B) any option to purchase or sell, and any Security convertible into or exchangeable for, any Security described in (A) of this definition.

•	Trust – AltShares Trust.

•	Trustee(s) – A member of the Board.

Statement of General Principles and Fiduciary Duty

In recognition of the trust and confidence placed in the Trust by shareholders, the Trust has adopted the following principles to be followed by all Access Persons:

•	The interests of the Trust’s shareholders are of upmost importance. The interests of the shareholders must be placed before your own.

•	You must effect all personal Securities transactions in a manner that avoid any conflict or apparent conflict between your personal interests and those of the Trust or its shareholders.

•	You must avoid actions or activities that allow you or your family to benefit from your position with the Trust, or that bring into question your independence or judgment.

•	You must not disclose Material Nonpublic Information to others or engage in the Purchase or Sale, or recommend or suggest that any person engage in the Purchase or Sale, of any Security to which such information relates.

Prohibitions and Restrictions for Access Persons Other Than Independent Trustees

i)	Pre-Approval for Personal Securities Transactions

Access Persons, other than Independent Trustees, must obtain approval from the CCO or the CCO’s designee before directly or indirectly acquiring Beneficial Ownership of any Reportable Security. Note that this includes IPOs and Limited Offerings.

Access Persons who are Officers of the Trust and who are not affiliated with the Adviser are not required to obtain pre-clearance authorization for Reportable Security transactions, other than transactions in IPOs and Limited Offerings, unless the Officer knew or, in the ordinary course of fulfilling his or her official duties as an Officer, should have known that during the 15-day period immediately before or after the Officer’s transaction, the same Reportable Security was Purchased or Sold, or was being considered for Purchase or Sale, by the Trust.

The “should have known” standard does not imply a duty of inquiry, presume the Officer should have deduced or extrapolated from discussions or memoranda dealing with the Trust’s investment strategies, or impute knowledge from the officer’s awareness of the Trust’s portfolio holdings, market considerations, or investment policies, objectives and restrictions.

ii)	Restrictions for Personal Securities Transactions

Access Persons, other than Independent Trustees, may not acquire a Beneficial Ownership interest, directly or indirectly, in a Reportable Security that is already held by the portfolio of a Fund, with the exceptions of Securities of companies comprising the S&P 500 Index or NASDAQ 100 Index and broad-based exchange-traded funds with market capitalizations greater than US$5 billion. Access Persons are prohibited from acquiring any Security distributed in an IPO until trading of the Security commences in the secondary market.

Other than the exceptions described above, Access Persons shall not Purchase or Sell, directly or indirectly, any Reportable Security in which he or she has, or by reason of such transaction acquires, a direct or indirect Beneficial Ownership interest and which he or she knows at the time of such Purchase or Sale:

•	is being considered for Purchase or Sale by a Fund;

•	is being Purchased or Sold by a Fund; or

•	is under Active Consideration.

For clarification, Access Persons may be permitted to sell a position held by a Fund on a day the Adviser is not contemplating trading in the Security.

Holding Period

Access Persons, other than Independent Trustees, are subject to trading restrictions that require a minimum 30-day holding period for any debt, equity, or derivative Reportable Security.

Reporting Requirements

Reportable Security

The Trust requires Access Persons to provide periodic reports regarding transactions and holdings in a Reportable Security.

Quarterly Transaction and Account Reports

Each quarter, all Access Persons, unless exempted by this Code, must report all Reportable Securities transactions in accounts in which they have a Beneficial Interest. The report must also report any accounts opened during the quarter that hold any Securities (including Securities excluded from the definition of a Reportable Security). Reports regarding Securities transactions and newly opened accounts must be submitted to the Review Officer within 30 days of the end of each calendar quarter. Any trades that did not occur through a broker-dealer, such as the purchase of a private fund or other Limited Offering, must also be reported.

With respect to any account established by an Access Person during the quarter for the direct or indirect benefit of the Access Person, the following information is also required:

(a)	The name of the broker, dealer or bank with whom the Access Person established the account;

(b)	The date the account was established; and

(c)	The date that the report is submitted by the Access Person.

Any report required to filed pursuant to this Code may contain a statement that the report shall not be construed as an admission by the person making such report that he has any direct or indirect Beneficial Ownership in the Security to which the report relates.

Initial and Annual Holdings Reports

Access Persons must periodically report the existence of any account that holds any Securities (excluding 529 Plan accounts and accounts that can only hold registered open-end investment companies, unless such accounts hold Fund shares), as well as all Reportable Securities holdings. Reports regarding accounts and holdings must be submitted to the Review Officer on or before February 14th of each year, and within 10 days of an individual first becoming an Access Person. Annual reports must be current as of December 31st; initial reports must be current as of a date no more than 45 days prior to the date that the person became an Access Person.

Initial and annual reports must disclose the existence of all accounts that hold any Securities (excluding 529 Plan accounts and accounts that can only hold registered open-end investment companies, unless such accounts hold Fund shares), even if none of those Securities fall within the definition of a Reportable Security.

Access Persons are required to file an annual holdings report containing the following information as of the preceding December 31st:

(a)	The title, number of shares and principal amount of each Reportable Security in which the Access Person had any direct or indirect Beneficial Ownership;

(b)	The name of any broker, dealer or bank with whom the Access Person maintains an account in which any Securities are held for the direct or indirect benefit of the Access Person; and

(c)	The date that the report is submitted by the Access Person.

An Access Person may submit copies of account statements that contain all of the same information that would be required by a reporting form and that are current as of the dates noted above. Any Reportable Securities not appearing on an account statement must be reported separately.

An Access Person who does not have any holdings and/or accounts to report is required to provide an affirmative statement that they do not have any Reportable Securities holdings and/or accounts to report.

Exceptions for Independent Trustees

Independent Trustees of the Trust are not required to provide an initial or annual holdings report.

Independent Trustees are not required to provide the quarterly transaction report unless the Independent Trustee knew or, in the ordinary course of fulfilling his or her official duties as a Trustee, should have known that during the 15-day period immediately before or after the Trustee’s transaction, the same Reportable Security was Purchased or Sold, or was being considered for Purchase or Sale, by the Trust. The reports, if any, of the Independent Trustees shall be filed with the CCO.

The “should have known” standard does not imply a duty of inquiry, presume the Independent Trustee should have deduced or extrapolated from discussions or memoranda dealing with the Trust’s investment strategies, or impute knowledge from the Independent Trustee’s awareness of the Trust’s portfolio holdings, market considerations, or investment policies, objectives and restrictions.

Exception of Reporting for Access Persons

(a)	An Access Person need not make a report with respect to transactions effected for, and a Reportable Security held in, any account over which the person has no direct or indirect influence or control.

(b)	An Access Person need not make a report of this Code if the report would duplicate information contained in broker trade confirmations or account statements received by the Adviser, or principal underwriter[2] with respect to the Access Person in the time period required by this Code, provided that all of the information required is contained in the broker trade confirmations or account statements or in the records of the Fund.

(c)	An Access Person that is required to file reports pursuant to the Adviser’s code of ethics need not make any reports under this Code if such Access Person makes comparable reports pursuant to a code of ethics approved by the Trust.

Review and Enforcement of the Code

The Review Officer shall perform the duties described in this section.

Duties and Responsibilities

The Review Officer shall notify each person who becomes an Access Person of the Trust of their reporting requirements no later than 10 days before the first quarter in which such person is required to begin reporting.

The Review Officer will, on a quarterly basis, compare all reported personal securities transactions with the Trust’s portfolio transactions completed during the period to determine whether a Code violation may have occurred. Before determining that a person has violated the Code, the Review Officer must give the person a reasonable opportunity to supply explanatory material.

If the Review Officer finds that a material Code violation has occurred, or believes that a material Code violation may have occurred, the Review Officer must submit a written report regarding the possible violation to the CCO (unless the Review Officer is also the CCO), together with any explanatory material provided by the person who violated or may have violated the Code. The CCO will determine whether the person violated the Code.

If the CCO is also the Review Officer, he or she will submit his or her own reports, as may be required pursuant by the Code, to the Adviser CCO or the Adviser CCO’s designee. No person is required to participate in a determination of whether he or she has committed a Code violation or discuss the imposition of any sanction against himself or herself.

The Review Officer will create a written report detailing any approvals granted to Access Persons for the acquisition of a Security offered in connection with an IPO or Limited Offering. The report must include the rationale supporting any decision to approve such an acquisition.

 2 The requirements of Rule 17j-1(c)(1) & (2) pertaining to adoption, approval and administration of a code of ethics by a principal underwriter are not applicable to the Trust’s principal underwriter because: (i) the principal underwriter is not an affiliated person of the Trust or the Adviser; and (ii) no officer, director or general partner of the principal underwriter is an officer, director or general partner of the Trust or the Adviser.

Sanctions and Resolutions

If the CCO determines that a person has violated the Code pursuant to the procedures set forth above, the CCO will determine a resolution of the situation and impose upon the person any sanctions that the CCO deems appropriate.

Annual Written Reports to the Board

At least annually, the CCO and Adviser will provide written reports to the Board describing any issues that arose during the previous year under their respective code of ethics or procedures thereto, including any material or procedural violations, and any resulting sanctions.

The CCO and Adviser may report to the Board more frequently as they deem necessary or appropriate and shall do so as requested by the Board.

Report Certification

Each report must be accompanied by a certification to the Board that the Trust and the Adviser have adopted procedures reasonably necessary to prevent their Access Persons from violating their code of ethics.

Interrelationship with other Codes of Ethics

A person who is both an Access Person of the Trust and an Access Person of the Adviser is only required to report under and otherwise comply with the Adviser’s code of ethics, provided such code has been adopted pursuant to and in compliance with Rule 17j-1. Such report will satisfy any reporting obligations under this Code. These access persons, however, remain subject to the principles and prohibitions of this Code.

The Adviser must:

•	Submit to the Board a copy of the code of ethics adopted pursuant to or in compliance with Rule 17j-1;

•	Promptly furnish to the Trust, upon request, copies of any reports made under its code of ethics by any person who is also covered by the Trust’s Code; and

•	Promptly report to the Trust in writing any material amendments to its code of ethics, along with the certification described above.

Recordkeeping

The Trust will maintain the following records in accordance with Rule 31a-2 under the 1940 Act and the following requirements. They will be available for examination by representatives of the SEC and other regulatory agencies.

•	A copy of this Code and any other code adopted by the Trust, which is, or at any time within the past five years has been, in effect will be preserved in an easily accessible place.

•	A record of any Code violation, and of any action taken as a result of the violation, will be preserved in an easily accessible place for a period of at least five years following the end of the fiscal year in which the violation occurred.

•	A copy of each quarterly transaction report and initial and annual holdings report submitted under this Code, including any information provided in lieu of any such reports made under the Code will be preserved for a period of at least five years from the end of the fiscal year in which it is made, the first two years in an easily accessible place.

•	A record of all persons, currently or within the past five years, who are or were required to submit reports under this Code, or who are or were responsible for reviewing these reports, will be maintained in an easily accessible place.

•	A copy of each written report to the Board required by this Code must be maintained for at least five years from the end of the fiscal year in which it is made, the first two years in an easily accessible place.

•	A record of any decision, and the reasons supporting the decision, to approve the acquisition by investment personnel of securities acquired in an IPO or Limited Offering, for at least five years after the end of the fiscal year in which the approval was granted.

Confidentiality

All reports and other information submitted to the Trust pursuant to this Code will be treated as confidential to the maximum extent possible, provided that such reports and information may be produced to the SEC and other regulatory agencies and to persons who have a need to know for purposes of administering this Code.

Interpretation of Provisions

The Board may from time to time adopt such interpretations of this Code as it deems appropriate.

Adopted:	February 6, 2020

Amended:	November 1, 2020